SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2002

Commission file number 001-09320

Wyndham International

Employee Savings & Retirement Plan

1950 Stemmons Fwy., Suite 6001

Dallas, TX 75207

(Address of principal executive office)

Wyndham International, Inc.

(Name of Issuer of the Securities held pursuant to the Plan)

1950 Stemmons Fwy., Suite 6001

Dallas, TX 75207

(214) 863-1000

REQUIRED INFORMATION

1.	Audited Statement of Net Assets Available for Benefits as of December 31, 2002 and 2001. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.

2.	Audited Statement of Changes in Net Assets Available for Benefits for the years ended December 31, 2002 and 2001. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.

3.	Notes to Financial Statements. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.

4.	Schedule 1 – H (Line 4i) – Schedule of Assets Held for Investment Purposes as of December 31, 2002. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.

5.	Schedule 2 – G (Part III) – Schedule of Nonexempt Transactions for the year ended December 31, 2002. Incorporated by reference to the Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules attached hereto as Exhibit 99.1.

Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

Date: June 27, 2003	WYNDHAM INTERNATIONAL EMPLOYEE SAVINGS & RETIREMENT PLAN

	By:	/s/ DIXIE SWEENEY
Plan Administrator

EXHIBITS

Exhibit	Description

23.1	Consent of PricewaterhouseCoopers LLP

99.1	Wyndham International Employee Savings & Retirement Plan Financial Statements and Supplemental Schedules

99.2	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002